Exhibit 99.2

Q4 FY12 Question & Answer

June 21, 2012

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- ACT II	- Libby’s	- Slim Jim
- Blue Bonnet	- Lightlife	- Van Camp’s
- Chef Boyardee	- Manwich	- Wesson
- DAVID	- Marie Callender’s	- Wolf
- Healthy Choice	- Peter Pan

Sales for Ro*Tel were in line with year-ago amounts.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- Andy Capp’s	- Hunt’s	- Parkay
- Banquet	- Kid Cuisine	- Reddi-wip
- Crunch ’n Munch	- La Choy	- Rosarita
- Egg Beaters	- Orville Redenbacher’s	- Snack Pack
- Hebrew National	- PAM	- Swiss Miss

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic volume decreased 5%.

Commercial Foods volume increased 3%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $95 million (versus approximately $97 million in Q4 FY11)

5.	How much was total depreciation and amortization from continuing operations for the full fiscal year?

Approximately $372 million (versus approximately $361 million in FY11)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $98 million (versus approximately $119 million in Q4 FY11)

7.	How much were capital expenditures from continuing operations for the full fiscal year?

Approximately $337 million (versus approximately $466 million in FY11)

8.	What was the net interest expense for the quarter?

Approximately $51 million (versus approximately $55 million in Q4 FY11)

9.	What was the net interest expense for the full fiscal year?

Approximately $204 million (versus approximately $178 million in FY11). The increase is due primarily to a former debtor’s repayment in full of the payment-in-kind notes receivable in FY11 (related to the divestiture of the Trading & Merchandising operations), and thus the company no longer receives interest income from those notes.

10.	What was Corporate expense for the quarter?

Corporate expense was $513 million for the quarter and $64 million in the year-ago period. Current-quarter amounts include $449 million of net expense from items impacting comparability, the most significant of which are $397 million related to pension accounting changes and $53 million related to hedge loss. Prior-year-ago amounts include $3 million of net expense from items impacting comparability (revised due to pension accounting changes). After adjusting for items impacting comparability, current-quarter expense was $64 million compared with $61 million in the year-ago period.

11.	How much did the company pay in dividends during the quarter?

Approximately $100 million (versus approximately $98 million in Q4 FY11), reflecting an increase in the dividend rate earlier this fiscal year, which was partially offset by the impact of fewer shares outstanding.

12.	How much did the company pay in dividends for the full fiscal year?

Approximately $389 million

13.	What was the weighted average number of diluted shares outstanding for the quarter and full fiscal year (rounded)?

Approximately 412 million shares for the quarter; approximately 418 million shares for the full fiscal year

14.	Did the company repurchase any shares during the quarter?

The company repurchased approximately $250 million, or approximately 9.5 million shares, of its common stock during the quarter. The company has approximately $525 million remaining on its existing share repurchase authorization.

15.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $761/$3,414 = 22%

Operating margin = segment operating profit** divided by net sales

Operating margin = $408/$3,414 = 12%

*	Gross profit = net sales – costs of goods sold ($3,414 – $2,653 = $761)
**	See fourth-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $(156)/$3,414 = N/A.

16.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q4 FY12
Total debt*	$2,937
Less: Cash on hand	$103

Net debt	$2,834

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

17.	What is the net debt to total capital ratio at quarter end?

38% currently and 33% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. #16 for the components of net debt.

18.	What was the effective tax rate for the quarter and full fiscal year?

After adjusting for items impacting comparability, the effective tax rate for the fourth quarter and the full fiscal year was in line with the company’s expectations.

19.	What is the projected tax rate for FY13?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

20.	What are the projected capital expenditures for FY13?

Total capital expenditures for fiscal 2013 are expected to be approximately $450 million.

21.	What is the expected net interest expense for FY13?

Net interest expense for fiscal 2013 is expected to be approximately $200 million.

PENSION

The following information highlights the major changes in pension accounting that ConAgra Foods has implemented. For a more complete discussion of our change in pension accounting, please refer to our Form 10-K to be filed in July 2012.

Context:

1.	Estimates of pension obligations, as well as annual pension expense, are determined by actuarial formulas that include many inputs.

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An important input is the interest or discount rate used to compute the current value of future pension obligations. This rate is determined annually based on specific bond yields as of a year-end measurement date.

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Another important input is the estimated annual return on pension plan assets; the income on the plan assets partially offsets other elements of annual pension expense, thereby playing a key role in determining the net expense in any given year.

2.	Due to the nature of the actuarial formulas, lower market interest rates mean a lower discount rate used in the process of computing pension obligations. All other things being equal:

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A lower discount rate results in a higher current estimate of future obligations. Higher future obligations result in higher subsequent annual expense. The opposite is true when discount rates increase.

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A higher pension asset balance means higher income from those assets, and thus lower pension expense. A higher expected rate of return on the assets also results in higher income, and thus lower pension expense. The opposite is true when asset balances decrease.

3.	Changes in pension liabilities and assets result in actuarial gains and losses and impact earnings; pension rules allow for deferred recognition of this impact. If changes in certain deferred amounts exceed a calculated threshold (based on 10% of the greater of the pension obligation or the pension assets), the company must recognize additional expense resulting from the excess over that threshold (the “gap” is the excess over the threshold). This amount would be amortized and recognized as an additional portion of pension expense over future years. ConAgra Foods has used this method historically.

It is important to note that ConAgra Foods is confident that its pensions are adequately funded to handle future needs. ConAgra Foods contributes to its plans periodically, ensuring that the asset balances are adequate and appropriate. As an example, in fiscal 2012, ConAgra Foods contributed approximately $326 million to its plans. As of fiscal 2012 year end, our funding levels were approximately 83%.

Change in Pension Accounting

4.	One method of accounting for pensions that is viewed as preferable is for companies to expense actuarial gains and losses in excess of the 10% corridor annually, at their pension measurement dates, instead of amortizing those amounts in pension expense over several subsequent years. This method has been adopted by several world-class companies. In addition to being a preferred method of accounting, ConAgra Foods’ adoption of this method has the additional benefit of providing better transparency to the core business performance. As of the end of fiscal 2012, ConAgra Foods has adopted this accounting method.

5.	ConAgra Foods is making another change in pension accounting as it relates to pension assets; this is expected to be less material to results than the one described in No. #4 above. Companies have had the option of using a market-related value of pension assets, as opposed to using the actual fair value of plan assets at the measurement date, for purposes of calculating the expected return on plan assets (a component of pension expense). The purpose of this has been to smooth out the impact of year-to-year fluctuations in asset returns. ConAgra Foods is changing from the market-related value approach, to using the fair value of the plan assets at the measurement date in its calculations.

6.	In connection with these two pension accounting changes, ConAgra Foods is 1) expensing actuarial gains and losses in excess of the 10% threshold (“gaps”) at fiscal year-end 2011 and 2012, and treating these charges as items impacting comparability; 2) reducing the previously reported pension expense due to the removal of the amortization component (which changes the comparable base of earnings); and 3) otherwise adjusting pension expense due to changes in income resulting from using actual, as opposed to market-related, values of pension assets in the calculation (which changes the comparable base of earnings).

Questions Relating to the Pension Accounting change

1.	What was the primary purpose in implementing the accounting change for pensions?

Our primary objective was to provide better transparency to our core business performance by eliminating the impact of pension amortization from our income statement for all periods presented.

2.	What are the components of the accounting change?

There are three components:

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First, we now immediately recognize actuarial gains and losses, to the extent they exceed 10% of the greater of pension assets or liabilities, in the income statement. This is a change versus the prior method, which amortized such losses over time. Under the new method, we will treat these gains and losses, which will be recognized at year-end if and when they occur, as items impacting comparability.

•	Second, the removal of pension-related amortization expense, given the change described in the first bullet above.

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Third, we have changed the way we calculate the investment income (component of pension expense) we earn on pension assets. We will now calculate the income based on the current market value of the assets versus the market-related value which we used under our previous method.

3.	Why did you elect to implement the change now?

Over the past couple of years, with the significant drop in interest rates and the resulting increase in pension liabilities, we have experienced significant amortization expense related to our pension actuarial losses. We also expected the fiscal 2013 income statement to be significantly impacted by the amortization of these losses. Given the continued volatility in the financial markets and our desire to provide better transparency to our core business performance, we concluded we should proceed with the change now. Note that the amortization of actuarial losses under the old accounting method does not represent economic losses that occur in that period; those losses were essentially the result of changes in interest rates and changes in pension assets and liabilities, and the resulting impact of those changes on net pension expense. Therefore, the amortization tends to distort the current period financial performance.

4.	Is this new method considered to be preferable to the old method?

While both methods are acceptable under GAAP, we and our advisors believe the new method is preferable.

5.	Do you expect to have large gains or losses impacting comparability every year?

No. It is important to recognize that such gains and losses will only be recognized in years when accumulated gains and losses exceed the 10% threshold.

6.	Are there gains that you are potentially foregoing by changing to this new method?

To the extent interest rates and/or asset values rise, there would be significant reductions in pension expense under the old method. However, our primary objective is to eliminate these volatile pension accounting impacts from our earnings and provide more transparency to our core business performance.

7.	Does the change impact pension funding levels?

The accounting change has no impact on our funding level or funding requirements. As we said before, we are very comfortable with our funding level and believe we compare favorably to our peers and other comparable pension plan sponsors.

8.	Does the change impact your balance sheet strength or debt ratings or impact cash flow in any way?

The accounting change would have no material impact on our credit metrics, balance sheet strength or liquidity position. The charges in fiscal 2012 and 2011, which we treat as items impacting comparability, do not impact our assets or liabilities. Effectively, we are moving losses deferred in the accumulated other comprehensive income component of shareholders’ equity into retained earnings. The net effect each of assets, liabilities and shareholders’ equity balances is zero.

Reflecting these accounting changes, ConAgra Foods’ FY11 and FY12 EPS details are summarized below:

	Fiscal 2011
	Q1	Q2	Q3	Q4	Full Year**
Diluted EPS from continuing operations, as reported	$0.32	$0.46	$0.52	$0.61	$1.90
EPS impact of previously shown items impacting comparability*	$0.02	$—	$(0.02)	$(0.15)	$(0.15)
New item impacting comparability due to pension accounting change	$—	$—	$—	$0.02	$0.01
Impact of rounding	$—	$—	$—	$(0.01)	$—

New Diluted EPS Adjusted for Items Impacting Comparability Base	$0.34	$0.46	$0.50	$0.47	$1.76

	Fiscal 2012
	Q1	Q2	Q3	Q4	Full Year**
Diluted EPS from continuing operations, as reported	$0.22	$0.43	$0.67	$(0.21)	$1.12
EPS impact of items impacting comparability*	$0.09	$0.06	$(0.14)	$0.72	$0.72

New Diluted EPS Adjusted for Items Impacting Comparability Base	$0.31	$0.49	$0.53	$0.51	$1.84

*	No change from previously disclosed amounts.
**	Due to variability in the weighted average outstanding shares, the sum of the quarters do not equal the full-year amount.

The current presentation of the quarterly segment sales and operating profits for fiscal years 2011 and 2012, given the recent adoption of a new methodology for pension accounting, is as follows:

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	Fiscal 2011					Fiscal 2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
SALES
Consumer Foods	$1,811.5	$2,091.4	$2,072.2	$2,026.9	$8,002.0	$1,891.7	$2,178.2	$2,157.2	$2,149.7	$8,376.8
Commercial Foods	992.8	1,056.1	1,069.1	1,183.1	4,301.1	1,180.3	1,225.7	1,215.9	1,263.9	4,885.8

Total	2,804.3	3,147.5	3,141.3	3,210.0	12,303.1	3,072.0	3,403.9	3,373.1	3,413.6	13,262.6
OPERATING PROFIT
Consumer Foods	207.7	278.5	276.0	364.2	1,126.4	196.2	256.3	331.3	269.5	1,053.3
Commercial Foods	113.1	127.4	140.6	128.4	509.5	97.5	160.8	150.0	138.0	546.3

Total operating profit for segments	320.8	405.9	416.6	492.6	1,635.9	293.7	417.1	481.3	407.5	1,599.6
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(76.7)	(71.3)	(20.5)	(63.8)	(232.3)	(104.3)	(102.0)	(51.4)	(512.7)	(770.4)
Interest expense, net	(37.3)	(33.7)	(51.6)	(54.9)	(177.5)	(52.9)	(50.6)	(49.7)	(50.8)	(204.0)

Income from continuing operations before income taxes and equity method investment earnings	$206.8	$300.9	$344.5	$373.9	$1,226.1	$136.5	$264.5	$380.2	$(156.0)	$625.2

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

The current presentation of the quarterly income statement for fiscal years 2011 and 2012, given the recent adoption of a new methodology for pension accounting, is as follows:

ConAgra Foods, Inc.

Income Statement for Fiscal 2011 and 2010

(in millions)

(unaudited)

	Fiscal 2011					Fiscal 2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net sales	$2,804.3	$3,147.5	$3,141.3	$3,210.0	$12,303.1	$3,072.0	$3,403.9	$3,373.1	$3,413.6	$13,262.6

Costs and expenses:
Cost of goods sold	2,153.0	2,387.5	2,344.0	2,505.1	9,389.6	2,473.3	2,646.6	2,583.1	2,732.7	10,435.7
SG&A expenses	407.2	425.4	401.2	276.1	1,509.9	409.3	442.2	360.1	786.1	1,997.7
Interest expense, net	37.3	33.7	51.6	54.9	177.5	52.9	50.6	49.7	50.8	204.0
Income from continuing operations before income taxes and equity method investment earnings	206.8	300.9	344.5	373.9	1,226.1	136.5	264.5	380.2	(156.0)	625.2
Income tax expense	67.9	102.5	123.6	127.6	421.6	48.7	92.9	112.1	(57.9)	195.8
Equity method investment earnings	6.2	4.6	6.6	9.0	26.4	6.2	11.5	12.6	14.6	44.9

Income from continuing operations	145.1	203.0	227.5	255.3	830.9	94.0	183.1	280.7	(83.5)	474.3
Income (loss) from discontinued operations, net of tax	3.0	0.6	(10.6)	(4.5)	(11.5)	0.1	—	—	—	0.1

Net income	148.1	203.6	216.9	250.8	819.4	94.1	183.1	280.7	(83.5)	474.4
Less noncontrolling interests	(0.1)	0.9	0.3	0.7	1.8	0.3	2.9	0.6	2.7	6.5
Net income attributable to CAG	$148.2	$202.7	$216.6	$250.1	$817.6	$93.8	$180.2	$280.1	$(86.2)	$467.9

Comments on items impacting comparability included in totals in tables above (Q1 FY11 – Q3 FY12; reported EPS figures have been revised to reflect change in pension accounting; no change in comparable EPS except for new item in Q4 FY11):

Q1 FY11

Included in the $0.32 diluted EPS from continuing operations for the first quarter of fiscal 2011 (EPS amounts rounded and after tax):

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Approximately $0.01 of expense, or $8 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million in cost of goods sold (COGS), $4 million in selling, general, and administrative expense (SG&A)).

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Approximately $0.01 per diluted share of net expense, or $6 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment COGS.

Q2 FY11

Included in the $0.46 diluted EPS from continuing operations for the second quarter of fiscal 2011 (EPS amounts rounded and after tax):

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Approximately $0.01 per diluted share of net benefit, or $9 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in segment COGS.

•	Approximately $0.01 per diluted share of expense, or $5 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million COGS, $1 million SG&A).

Q3 FY11

Included in the $0.52 diluted EPS from continuing operations for the third quarter of fiscal 2011 (EPS amounts rounded and after tax):

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Approximately $0.05 per diluted share of net expense, or $32 million pretax of restructuring charges classified as $22 million within Consumer Foods ($6 million COGS, $16 million SG&A) and $10 million within the Commercial Foods segment (SG&A).

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Approximately $0.04 per diluted share of net benefit, or $25 million pretax, resulting from the receipt of $554 million in cash as early repayment in full for notes receivable related to the 2008 divestiture of the Trading and Merchandising operations. This is classified within unallocated Corporate expense.

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Approximately $0.03 per diluted share of net benefit, or $24 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in COGS.

Q4 FY11 (includes new item)

Included in the $0.61 diluted EPS from continuing operations for the fourth quarter of fiscal 2011 (EPS amounts rounded and after tax):

•	Approximately $0.16 per diluted share of gain, or $105 million pretax, resulting from an insurance settlement. This is classified as a reduction of SG&A within the Consumer Foods segment.

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Restructuring charges of approximately $0.02 per share, or $11 million pretax, classified as $9 million of COGS and $2 million of SG&A within the Consumer Foods segment. These charges relate to the company’s decision to move manufacturing activities for efficiency purposes, as well as other plans to optimize manufacturing and distribution networks.

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NEW ITEM: Approximately $0.02 per diluted share of net expense, or $10 million pretax, as a result of the pension accounting changes discussed in this Q&A and the associated release. This entire amount is classified as unallocated Corporate expense (SG&A).

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Approximately $0.01 per diluted share of net benefit, or $7 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. These amounts will later be reclassified to the operating segments when underlying hedged items are expensed in COGS.

Q1 FY12

Included in the $0.22 diluted EPS from continuing operations for the first quarter of fiscal 2012 (EPS amounts rounded and after tax):

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Approximately $0.05 per diluted share of net expense, or $34 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment COGS.

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Approximately $0.04 per diluted share of net expense, or $24 million pretax, related to restructuring activities designed to improve efficiencies. $16 million of these are in the Consumer Foods segment ($3 million in COGS, $13 million in SG&A), $4 million are in the Commercial Foods segment (all SG&A), and $3 million are unallocated Corporate expense (SG&A).

Q2 FY12

Included in the $0.43 diluted EPS from continuing operations for the second quarter of fiscal 2012 (EPS amounts rounded and after tax):

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Approximately $0.04 per diluted share of net expense, or $27 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment COGS.

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Approximately $0.02 per diluted share of net expense, or $16 million (rounded) pretax, related to restructuring activities designed to improve efficiencies. $15 million (rounded) of these are in the Consumer Foods segment ($8 million in COGS, $8 million in SG&A), and $1 million (rounded) are in the Commercial Foods segment (all SG&A).

Q3 FY12

Included in the $0.67 diluted EPS from continuing operations for the third quarter of fiscal 2012 (EPS amounts rounded and after tax):

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Approximately $0.14 per diluted share of net benefit, or $59 million, related to a gain on the company’s increased investment in Agro Tech Foods, Ltd. This gain is not subject to taxes. This gain is classified as a reduction of SG&A within the Consumer Foods segment.

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Approximately $0.03 per diluted share of net gain, or $22 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in segment COGS.

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Approximately $0.03 per diluted share of net expense, or $12 million pretax, related to adjustments to historical legal and insurance matters. The majority of these costs are not tax deductible. This is classified as unallocated Corporate expense.

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Approximately $0.01 per diluted share of net expense, or $8 million pretax, related to restructuring activities designed to improve efficiencies in the Consumer Foods segment ($5 million classified within COGS, $3 million classified within SG&A).

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including any negative effects caused by inflation; the effectiveness of the company’s product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any product recalls; the company’s success in efficiently and effectively integrating the company’s acquisitions; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.